Exhibit 99.2


                   Access National Declares Quarterly Dividend


     RESTON, Va.--(BUSINESS WIRE)--Jan. 31, 2006--Access National Corporation (NASDAQ:ANCX), holding company for Access National Bank, announced today its Board of Directors declared a cash dividend of $0.005 per share for shareholders of record as of February 14, 2006. The dividend will be paid on February 24, 2006.
     This represents the first cash dividend in the Company's six year history. Provided there is continued satisfactory financial performance by the Company, Management expects dividends to be paid on a quarterly basis going forward. The Company expects to file a Registration Statement with the Securities and Exchange Commission to implement a Dividend Reinvestment and Stock Purchase Plan as a convenient and cost effective way for shareholders to reinvest dividends and make optional cash purchases of additional shares.
     Today Access also announced earnings for the fourth quarter and year 2005. The Company reported 2005 fourth quarter net income of $1.6 million, a 78% increase over the $0.7 million reported for the fourth quarter of 2004. Basic earnings per share rose at a similar pace to $0.21 compared to $0.09 per share for the same period of 2004. Diluted earnings for the same periods were $0.17 and $0.08, respectively.
     For the year ended December 31, 2005, net income rose 78% to $5.9 million from $3.3 million in 2004. Basic earnings per share rose 36% to $0.74 for 2005 compared to $0.44 per share for the year ended December 31, 2004. Diluted earnings for the same periods were $0.63 and $0.36 respectively. The percentage gain in earnings per share was lower than basic earnings growth as the corporation issued approximately 950 thousand shares in June 2004.

     Access National Corporation is the parent of Access National Bank, an independent nationally chartered bank. The Bank, established in December 1999, serves the business community in the greater DC Metropolitan area. Its wholly owned subsidiary, Access National Mortgage Corporation, provides residential mortgage loans to bank clients and consumers in the same area, as well as other select markets. Additional information is available on their website at www.AccessNationalBank.com. The shares of Access National Corporation are traded on the NASDAQ National Market under the symbol "ANCX".

     This press release contains "forward-looking statements" within the meaning of the federal securities laws. These statements may be identified as "may", "could", "expect", "believe", anticipate", "intend", "plan" or variations thereof. These forward-looking statements may contain information related to those matters such as the Company's intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company's operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company's Annual Report on Form 10-K and other SEC filings.


     CONTACT: Access National Corporation
              Michael Clarke, 703-871-2100